EXHIBIT 99.1

Oakley Reports Record Third Quarter Net Sales; Trailing-12-Month Revenues Hit $500 Million Milestone; Earnings Per Share Grow 11 Percent

FOOTHILL RANCH, Calif., Oct. 22, 2003 (PRIMEZONE) --

Conference Call at 8:00 a.m. PDT, Wednesday, October 22, 2003 -- A simultaneous webcast for interested investors can be accessed at Oakley's (NYSE:OO) corporate web site: http://investor.oakley.com and will remain available for replay for one year. A telephonic replay of the call will be available from 3:00 p.m. EDT, Wednesday, October 22, through midnight October 29, 2003, and can be accessed from the United States and Canada at 800-642-1687 and from international locations at 706-645-9291, passcode 3249732.

Selected Third Quarter Highlights:

 -- Net sales increase 9.9 percent to a third quarter record $145.0 million
 -- Net income increases 10.3 percent to $13.5 million; EPS grows 11 percent to $0.20
 -- Trailing-12-month net sales exceed $500 million for the first time
 -- Gross sales from new categories increase 31.9 percent and exceed
    $50 million for the first time
 -- Net sales through Oakley-owned retail stores jump 75.9 percent to
    $15 million
 -- Effective expense management maintains operating margin equal to last year's 14.6 percent

Oakley, Inc. (NYSE:OO) today announced financial results for its third quarter ended September 30, 2003.

Net sales for the quarter increased 9.9 percent to a third quarter record $145.0 million, compared with last year's third quarter net sales of $131.9 million. Net income for the third quarter totaled $13.5 million, or $0.20 per diluted share, a 10.3 percent increase from net income of $12.3 million, or $0.18 per diluted share, in last year's comparable period.

Oakley Chief Operating Officer Link Newcomb commented, "During the third quarter of 2003, Oakley surpassed $500 million in trailing-12-month net sales for the first time. Sales from newer categories and Oakley retail stores recorded robust growth of 31.9 percent and 75.9 percent, respectively, offsetting an unexpected 9.6 percent decline in sunglass sales and contributing to improved gross margins. We also demonstrated solid expense management across the company, allowing us to achieve operating margins of 14.6 percent, equal to last year's third quarter, in spite of the decline in sunglass volumes. Taken together, these factors resulted in our return to quarterly earnings growth for the first time in the past nine quarters and demonstrate the long-term importance of our initiatives to diversify our product mix and distribution."

Newcomb continued, "Sunglass sales declined during the third quarter as many of our sunglass styles struggled to achieve the momentum we anticipated. Many U.S. retailers, including Sunglass Hut, entered the third quarter with higher inventory levels than planned due to the disruption in the early summer selling season caused by poor spring weather. As a result, retailers relied on their beginning-of-quarter inventory to satisfy a greater portion of an increasing consumer demand at retail and postponed reorders until much later in the quarter than we originally anticipated."

"International sunglass sales were also weaker than expected in southern European markets, where we continued to experience strong competition from fashion brands; in Japan, where the retail environment continued to be soft; and in the South Pacific region, where an acquisition involving our two largest customers caused what we believe to be a temporary disruption."

"In our retail store operations, the improved retail environment in the U.S., coupled with the addition of 14 new O Stores(tm) and 12 new Iacon stores in the past year, led to net sales growth of 75.9 percent and better-than expected operating profits. On a trailing-12-month basis, net sales through our own retail stores exceeded, for the first time, global sales to Sunglass Hut, a satisfying milestone in our efforts to diversify our distribution in a way that gives us more control over our business opportunities and more direct interaction with Oakley consumers. We have been very pleased with our retail operations since their launch in 1999 and continue to seek outstanding retail locations for additional Iacon and Oakley stores."

"Solid gains in apparel and footwear net sales, led by successful new Fall seasonal product launches, drove our new categories to quarterly gross sales in excess of $50 million for the first time, totaling $50.6 million and accounting for 32.6 percent of third quarter gross sales, compared with $38.4 million and 26.9 percent in last year's third quarter. We also achieved improved gross margins from footwear and apparel thanks to better production sourcing and product line planning, the weak U.S. dollar and sound inventory management."

"Addressing our 2003 full year guidance, based on lower-than-expected sunglass sales growth for the full year, partially offset by sustained increases in gross margins and continued expense management, we now expect full-year 2003 earnings to finish in the lower end of our previous range of $0.55 to $0.60 per diluted share. Despite that slightly reduced near-term outlook, the strength of the Oakley brand and the continued success we achieved in 2003 diversifying our product line and distribution channels, while improving margins and controlling expenses, provide a solid foundation as we begin to look ahead to 2004."

Preliminary Fiscal 2004 Guidance

Uncertainties surrounding the sustainability of the current economic recovery and their impact on the retail environment in Oakley's key global markets continue to provide a difficult backdrop against which to forecast financial results. Because the company's sunglass sales rely heavily on "at-once" orders from retailers to replenish inventory sold to consumers, an inconsistent retail environment complicates management's attempts to predict future sales trends.

The company's preliminary guidance for 2004 calls for full-year net sales growth of approximately ten percent. This guidance assumes a low-single digit increase in sunglass sales, combined with a 15 to 20 percent increase in the company's newer category net sales. It also reflects management's current plans to continue the expansion of its own retail locations at a pace similar to that of 2003. Earnings per share are expected to grow 10 to 15 percent in 2004, based on improving gross margins, which are expected to benefit from the current weak U.S. dollar to a greater degree than in 2003, and management's continued focus on controlling operating expense growth.

Third Quarter Financial Analysis

Worldwide sunglass gross sales decreased 9.6 percent in the third quarter, to $77.7 million compared with $86.0 million in last year's third quarter, including a 31.1 percent decline in global sales to Sunglass Hut and disappointing sales of the company's new 2003 sunglass models. Sunglass unit shipments declined 16.8 percent worldwide. This unit decline was partially offset by an 8.6 percent increase in average selling prices compared with the third quarter of 2002 due to the strength of Oakley's retail operations, the benefit of a weak U.S. dollar on international sales, and a higher sales contribution from higher-priced polarized versions of various styles. Combined third quarter gross sales of the company's apparel, prescription eyewear, footwear and watch categories grew 31.9 percent, to $50.6 million, and accounted for 32.6 percent of total third quarter gross sales. Sales of the company's goggles grew 49.4 percent on the strength of newer styles and better third quarter fulfillment in 2003 compared to 2002.

Total third quarter U.S. net sales increased 9.1 percent to $70.3 million from $64.4 million last year. U.S. net sales excluding the company's retail store operations totaled $55.3 million, compared with $55.9 million in the comparable quarter of 2002, as a significant decline in sunglass sales was offset by increased sales of newer categories and goggles. Third quarter net sales at Oakley's retail stores exceeded management's expectations, increasing 75.9 percent to $15.0 million, driven by strong comparable store sales across multiple product categories and the addition of a total of 26 new retail locations compared to the third quarter of 2002. At the end of the third quarter, the company operated 24 O Store(tm) locations, including four new stores opened during the quarter, and 69 Iacon stores, including four new stores opened in the quarter. At the end of last year's third quarter, the company operated ten O Stores(tm) and 57 Iacon locations. The company expects to end 2003 with 27 O Stores(tm), a full year increase of 13 stores, and 75 Iacon locations, a full year increase of 11 stores.

Oakley's international net sales increased $7.2 million, or 10.6 percent, to $74.7 million in the third quarter, compared with $67.5 million in last year's comparable period. The weaker U.S. dollar accounted for 7.9 percentage points of this growth. The company's operations in Europe, Latin America, Japan, and South Africa each reported double-digit sales growth, while Asia reported five percent growth and sales in Canada were flat. The company experienced an 11 percent sales decline in the South Pacific region, primarily due to a reduction in orders from Sunglass Hut and OPSM as they began to integrate their operations following OPSM's recent acquisition by Luxottica Group SpA (NYSE:LUX).

Third quarter gross margins increased to 56.9 percent compared with 56.3 percent in last year's comparable period, due to improved gross margins from the company's new categories and the positive effect of a weaker U.S. dollar on the company's international operations. These positive factors were partially offset by a lower mix of sunglass sales and reduced sunglass margins due to lower production volumes. Third quarter operating expenses totaled $61.4 million, up 11.5 percent from last year's third quarter, and represented 42.3 percent of net sales, compared with 41.7 percent of net sales in the prior year. The increase was primarily due to higher foreign operating expenses resulting from a weaker U.S. dollar and higher selling expenses related to the company's expanded retail operations.

The company's order backlog as of September 30, 2003 was $56.1 million, a decrease of 3.6 percent from $58.2 million at the same time last year. The decrease in backlog reflects a one-month shift, from September in 2002 to October this year, in the timing of receipt of large holiday product orders from Sunglass Hut; lower goggle orders compared with last year caused by an unintended delay in the 2002 release of the Wisdom(tm) goggle; and a decrease in orders from large U.S. department store customers which were establishing beginning inventory levels at Oakley concept shops launched in the fourth quarter of 2002. These decreases in backlog were partially offset by significant increases in global orders for the company's apparel products.

Consolidated inventory totaled $104.5 million at September 30, 2003, compared with $103.7 million at June 30, 2003 and $85.9 million at September 30, 2002. The increase from year-ago levels reflects the larger number of Oakley retail stores; combined footwear, apparel and goggle inventories which increased at a rate below that of their combined year-over-year sales growth; and a modest increase in sunglass inventories. Accounts receivable days sales outstanding (DSO) stood at 61 at September 30, 2003, compared with 58 at September 30, 2002, as a result of a larger contribution from the newer categories that generally carry longer terms.

Stock Repurchase Program and Establishment of Annual Dividend

On September 10, 2002, the company's Board of Directors authorized the repurchase of up to $20 million of the company's stock, to occur from time to time as market conditions warrant. Since then, the company has repurchased 829,600 shares for $8.6 million at an average share price of $10.37. During the third quarter of 2003, the company repurchased 75,000 shares for approximately $797,171 at an average share price of $10.63. The company intends to continue to make repurchases under the share repurchase program as market conditions warrant.

On August 12, 2003, Oakley's Board of Directors initiated an annual dividend policy and declared the Company's initial regular annual cash dividend of $0.14 per share, payable October 31, 2003, to shareholders of record at the close of business on October 15, 2003. Any future dividends are at the discretion of Oakley's Board of Directors.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through September 30, 2003 totaled $502.9 million and generated net income of $37.3 million -- a 7.4 percent net margin. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the company's ability to manage rapid growth; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential effect of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made periodically by the company. The company undertakes no obligation to update this forward-looking information.

(Financial Tables to Follow)

                            OAKLEY, INC.
                  CONSOLIDATED STATEMENTS OF INCOME

            (in thousands except per share data, unaudited)

                               Three Months Ended   Nine Months Ended
                                   Sept. 30,            Sept. 30,
                               ------------------ ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
 Net sales                     $144,963  $131,913  $399,994  $386,629
 Cost of goods sold              62,472    57,629   170,117   163,595
                               --------  --------  --------  --------
  Gross profit                   82,491    74,284   229,877   223,034

 Operating expenses:
  Research and development        3,643     4,397    10,733    12,209
  Selling                        38,039    32,049   106,890    93,791
  Shipping and warehousing        4,855     4,770    14,006    13,748
  General and administrative     14,826    13,796    43,364    40,252
                               --------  --------  --------  --------
       Total operating
        expenses                 61,363    55,012   174,993   160,000

                               --------  --------  --------  --------
 Operating income                21,128    19,272    54,884    63,034

 Interest expense, net              334       421     1,106     1,265
                               --------  --------  --------  --------
 Income before
  provision for income taxes     20,794    18,851    53,778    61,769
 Provision for income taxes       7,278     6,597    18,822    21,619
                               --------  --------  --------  --------
 Net income                    $ 13,516  $ 12,254  $ 34,956  $ 40,150
                               ========  ========  ========  ========
 Basic net income per share    $   0.20  $   0.18  $   0.51  $   0.58
 Basic weighted average
  shares                         67,929    68,728    68,030    68,824

 Diluted net income per
  share                        $   0.20  $   0.18  $   0.51  $   0.58
 Diluted weighted average
  shares                         68,331    69,104    68,252    69,564

 Reconciliation of Non-GAAP financial measures to
  equivalent GAAP measures:

                          Three Months Ended     Nine Months Ended
                              Sept. 30,              Sept. 30,
                         -------------------   -------------------
                            2003       2002       2003       2002
                         --------   --------   --------   --------
                                        (in thousands)

 Gross sales             $155,306   $142,849   $431,005   $418,078
 Discounts and returns     10,343     10,936     31,011     31,449
                         --------   --------   --------   --------
 Net sales               $144,963   $131,913   $399,994   $386,629
                         ========   ========   ========   ========

                          Three Months Ended      Nine Months Ended
                              Sept. 30,               Sept. 30,
                         -------------------   -------------------
                      ----------   ----------  ----------   ----------
                         2003         2002         2003       2002
                      ----------   ----------  ----------   ----------
  Other Operating Data:          (dollars in thousands)

  Sunglasses:
     Units            1,005,499    1,207,915    3,364,541    3,888,301
     Gross sales     $   77,714   $   86,003   $  246,956   $  272,260

  Net sales:
     Domestic        $   70,307   $   64,426   $  202,787   $  208,423
     International   $   74,656   $   67,487   $  197,207   $  178,206

  Backlog                                      $   56,061   $   58,245

                                 Sept. 30,      Dec. 31,    Sept. 30,
                                   2003           2002        2002
                                ------------ ------------ ------------
 Selected Balance Sheet Data:    (unaudited)               (unaudited)
                                            (in thousands)

 Cash and cash equivalents       $ 22,380     $ 22,248     $ 12,445
 Accounts receivable less
  allowance for doubtful
  accounts                         96,441       68,116       83,743
 Inventories                      104,456       87,007       85,946
 Accounts payable, accrued
  liabilities and income tax
  payable                          76,336       54,147       59,080
 Dividend payable                   9,759         --           --
 Total debt                        26,647       30,757       31,219

CONTACT:  Oakley, Inc.
          Gar Jackson
          Corporate Communications
          (949) 672-6985
          gjackson@oakley.com

          PondelWilkinson Parham
          Ron Parham
          Investor Relations
          (503) 924-1186
          rparham@pondel.com